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                 AMENDMENT OF  WARRANT AGREEMENT
             BETWEEN THE FAIRCHILD CORPORATION   AND
                         STINBES LIMITED
      FOR 375,000 SHARES OF CLASS A OR CLASS B COMMON STOCK

     This Amendment of Warrant Agreement (the "Amendment"), dated December 28, 1998, effective retroactively as of September 17, 1998, is made for the purpose of modifying (as provided below) the Warrant Agreement dated as of March 13, 1986 (the "Warrant Agreement"), between The Fairchild Corporation, p/k/a Banner Industries, Inc., a Delaware corporation (the "Company"), and Stinbes Limited. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Warrant Agreement. This amendment was approved (as a form of compensation to Jeffrey Steiner) by the Company's shareholders at the 1998 Annual Meeting held on November 19, 1998.

                            RECITALS

A. On March 13, 1986, the Company entered into the Warrant Agreement with Drexel Burnham Lambert ("DBL"), and (pursuant to the terms of the Warrant Agreement) issued to DBL warrants to purchase up to an aggregate of 200,000 shares of either Class A or Class B common stock of the Company (the "Warrants"). The Warrants were issued in conjunction with DBL acting as the underwriter for the public offering of certain of the Company's debentures.

B. Pursuant to a Purchase and Sale Agreement dated as of January 4, 1989, Jeffrey J. Steiner ("Steiner"), DBL and the Company, Steiner purchased 187,500 Warrants from DBL
     (subject to all the benefits and obligations under the Warrant Agreement).

C. Section 5.1 of the Warrant Agreement provides that the Warrant Price and the number of Warrant Shares are subject to adjustment upon the occurrence of certain events pursuant to the terms of Section 9 of the Warrant Agreement. In June, 1989, as a result of a two-for-one stock split (an adjustable event as defined in Section 9 of the Warrant Agreement) the number of Warrant Shares in favor of Steiner was increased to 375,000, and the Warrant Price was decreased to $7.67 per share.

D. On September 12, 1991, the Board of Directors of the Company voted to renew the Warrants issued in favor of Steiner, which had expired on March 13, 1991, for an extended term to expire on March 13, 1993. On March 8, 1993, the Board of Directors of the Company voted to extend the Expiration Date of the Warrants to March 13, 1995. On February 16, 1995, the Board of Directors of the Company voted to extend the Expiration Date of the Warrants to March 13, 1997.

E.   On  March 22, 1993, Steiner assigned the Warrants to  Bestin
     Ltd.  On May 31, 1993, Bestin Ltd. assigned the Warrants  to
     Stinbes  Limited.   Stinbes  Limited  is  an  affiliate   of
     Steiner.

F. By Board action taken on February 21, 1997, and again on September 11, 1997, and September 26, 1997, the Board of Directors of the Company voted to extend the Expiration Date of the Warrants to March 13, 2002, subject to the following modifications: (i) effective as of February 21, 1997, the Expiration Date of any issued Warrants, outstanding and unexpired on that date, shall be March 13, 2002; (ii) effective as of February 21, 1997, the Warrant Price shall be $7.67 per share, increased by two tenths of one cent ($.002) for each day subsequent to March 13, 1997, but fixed at $7.80 per share after June 30, 1997.

G. On February 9, 1998, the Board voted to modify the Warrant Agreement to: (i) revise the window periods during which the Warrants may be exercised; and (ii) to provide that the payment of the Warrant Price may be made in shares of the Company's Class A or Class B Common Stock.

H. On September 17, 1998, subject to shareholder approval, in recognition of services performed by Mr. Steiner, the Compensation Committee and the Board voted to modify the Warrant Agreement to: (i) revise the window period during which the Warrants may be exercised; (ii) to revise the Warrant Price; and (iii) to provide that these amendments to the Warrants shall be deemed additional compensation to the Chief Executive Officer;

I. Section 17 of the Warrant Agreement provides that the Company and the Holder may, from time to time, supplement or amend the Warrant Agreement in any manner which "the Company may deem necessary or desirable and which shall not be inconsistent with the provisions of the Warrants and which shall not adversely affect the interest of the Holders."

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein, and for other good and valuable consideration
(the receipt and adequacy of which are hereby acknowledged), the parties hereto agree as follows:

1. Effective as of September 17, 1998, the Warrants may not be exercised except within any one of the following window periods: (a) Window Period One: at any time on or prior to March 9, 2000 (two years from the date of the merger of Shared Technologies Fairchild, Inc. with Intermedia Communications, Inc.); (b) Window Period Two: within 365 days after a change of control of the Company, as defined in the Fairchild Holding Corp. Credit Agreement with Citicorp et. al.; or (c) Window Period Three: within 365 days after a change of control of Banner Aerospace, Inc., as defined in the Banner Aerospace, Inc. Credit Agreement with Citicorp. et. al. In no event may the Warrants be exercised after March 13, 2002.

2. Effective as of September 17, 1998, the Warrant Price at which the Warrants may be exercised during Window Period One shall be $7.80 per share, plus two tenths of one cent ($.002) for each day subsequent to March 9, 1999. The Warrant Price at which the Warrants may be exercised during Window Periods Two and Three shall be $7.80 per share.

3. The amendments made to the Warrants effective as of September 17, 1998 (outlined above) are made in recognition of the services performed by Mr. Jeffrey Steiner in connection with the extraordinary transactions during fiscal 1998 and are intended to be deemed additional compensation. The amendments were approved by the Company's shareholders at the 1998 Annual Meeting (held on November 19, 1998).

4. Each reference in the Warrant Agreement to "this Agreement" "hereunder", "hereof", "herein", or words of like import shall mean and be a reference to the Warrant Agreement, as amended, extended or modified previously or hereby, and each reference to the Warrant Agreement and any other document, instrument or agreement executed and/or delivered in connection with the Warrant Agreement shall mean and be a reference to the Warrant Agreement as amended, extended, or modified previously or hereby.

5.   Except   as   specifically  modified  herein,  the   Warrant
     Agreement shall remain in full force and effect and is hereby ratified and confirmed.

6.   This Amendment may be executed in multiple counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

                    THE FAIRCHILD CORPORATION


                    By:  ___________/s/_______________
                         Donald E. Miller
                         Executive  Vice President and  Corporate
                    Secretary


                    STINBES LIMITED


                    By:  __________/s/___________________
                         David Faust
                         Vice President